Exhibit 99.1

News Release

For Immediate Release	Contact: Jacquie Toppings
Aug. 26, 2024	VP, Director of Communications
jacquie.toppings@bankwithunited.com

United Bankshares, Inc. Elects Dr. Sara DuMond to its Board of Directors

WASHINGTON, D.C. & CHARLESTON, W.Va. – United Bankshares, Inc. (“United”) (NASDAQ: UBSI), a $30 billion regional financial services company, today announced the appointment of Sara DuMond, MD, FAAP, to its board of directors, effective Oct. 21, 2024.

Dr. DuMond is a practicing board-certified pediatrician and the founder and chief executive officer of Pediatric Housecalls, PLLC. She graduated summa cum laude from West Virginia University with a bachelor’s degree in physical therapy and went on to earn her medical degree from the West Virginia University School of Medicine with Alpha Omega Alpha distinction, the highest honor society for physicians in the U.S. She completed her residency in pediatrics at Carolinas Medical Center in 2003 and practiced general pediatrics at a private group practice in the Lake Norman, N.C. area before establishing Pediatric Housecalls in 2011.

“Sara is a highly accomplished and respected leader of her industry who does incredible work to better her community,” said Richard M. Adams, Executive Chairman of the Board, United Bankshares, Inc. “United prides itself on its commitment to local leadership and service to communities across our footprint, which makes Sara an invaluable addition to our board as we continue our mission of excellence in service to our employees, our customers, our shareholders, and our communities.”

Dr. DuMond is a fellow of the American Academy of Pediatrics and a member of the North Carolina Medical Society and Mecklenburg Medical Society. In addition to managing her clinical practice, she has served on numerous advisory boards as an advocate for evidence-based child health information, including Dr. Brown’s Expert Medical Panel, American Baby Magazine, WebMD, and KidsHealth.org. She has also served as a volunteer relief physician in Guatemala with Medical Missions Ministries and is active in Mecklenburg Community Church. She resides in Charlotte, N.C. with her husband David and their three children.

About United Bankshares, Inc.

As of June 30, 2024, United had consolidated assets of approximately $30 billion and is the 38th largest banking company in the U.S. based on market capitalization. United is the parent company of United Bank, which comprises more than 225 offices located throughout Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.